Exhibit 99.1

July 23, 2015	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Stephanie Higgins 918-591-5026

ONEOK Declares Quarterly Dividend

TULSA, Okla. – July 23, 2015 – The board of directors of ONEOK, Inc. (NYSE: OKE) declared a quarterly dividend of 60.5 cents per share, effective for the second quarter 2015, payable Aug. 14, 2015, to shareholders of record at the close of business Aug. 3, 2015.

The dividend remains unchanged from the previous quarter and represents a 5 percent increase compared with the second quarter 2014.

Since becoming the pure-play general partner of ONEOK Partners in February 2014, ONEOK has increased the dividend four times, representing a 51 percent increase during that period.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of June 30, 2015, owns 36.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

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